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Exhibit (a)(5)(J)

SADIA S.A.
Listed Company
CNPJ/MF n.o 20.730.099/0001-94

NOTICE OF MATERIAL EVENT

        SADIA S.A. ("Sadia"), in accordance with paragraph 4o of Section 157 of Law N. 6.404/76, CVM Instruction N. 358/02 and Official Letter CVM/SEP/SRE/N 92/2006 ("Official Letter CVM 92/2006") hereby informs its shareholders, the shareholders of Perdigão S.A. ("Perdigão") and the market the following information.

        On July 19, 2006, Perdigão's management disclosed a notice of material event informing the rejection to the conditions of the Notice of Public Tender Offer for the Acquisition of Shares of Perdigão formulated on July 17, 2006 ("Notice of Offer") by shareholders representing 55,38% of its corporate capital, that is: PREVI—Caixa de Previdência dos Funcionários do Banco do Brasil, PETROS—Fundação Petrobrás de Segurid de Social, Fundação Telebrás de Seguridade Social—SISTEL, Fundação de Assistência e Previdência Social do BNDES—FAPES, VALIA—Fundação Vale do Rio Doce de Seguridade Social, REAL GRANDEZA—Fundação de Previdência e Assistência Social, PREVI-BANERJ—Caixa de Previdência dos funcionários do Sistema Banerj, PSPP—Perdigão Sociedade de Previdência Privada, Fundo de Investimento em Títulos e Valores Mobiliários—Librium e WEG Participações e Serviços S.A. Such rejection has been reitered for purposes of Official Letter CVM/SEP/SER N. 91/2006.

        As a result of this fact, Sadia's management hereby informs its decision to amend the Offer Price to the benefit of all shareholders of Perdigao contemplated in the Notice of Offer, which price is of R$29,00 (twenty nine reais) per share issued by Perdigao, adjusted as of this date by the IPCA in accordance with Section 2.4 of the Notice of Offer.

        All other terms and conditions of Notice of Offer not expressly amended herein are hereby ratified in this Notice of Material Event.

        Sadia hereby informs that the amendment of the Offer Price disclosed herein has been approved by its Board of Director during a meeting held on this date.

São Paulo, July 20, 2006.

Luiz Gonzaga Murat Junior
Finance and Investment Relations Officer

        The Offeror will file a tender offer statement under cover of Schedule TO with the U.S. Securities and Exchange Commission. Shareholders not resident in Brazil are advised to read the tender offer statement, the offer to purchase and the other documents relating to the tender offer that are filed with the U.S. Securities and Exchange Commission when they become available because they will contain important information. Shareholders may obtain copies of these documents for free, when they become available, at the SEC's website at www.sec.gov or from the U.S. Information Agent to be appointed in connection with the tender offer.

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SADIA S.A. Listed Company CNPJ/MF n.o 20.730.099/0001-94
NOTICE OF MATERIAL EVENT